Exhibit 99.1

NEWS BULLETIN                                       RE:   CRDENTIA CORP.
     FROM:                                                14114 DALLAS PARKWAY,
 FINANCIAL                                                SUITE 600
RELATIONS BOARD                                           DALLAS, TX 75254
                                                          OTCBB: CRDE
================================================================================

For Further Information:
  AT THE COMPANY:                          AT FINANCIAL RELATIONS BOARD:
  James D. Durham         Pamela Atherton  Lasse Glassen
  Chairman and CEO        President        310-854-8313
  972-850-0780            972-850-0780     lglassen@financialrelationsboard.com
================================================================================

FOR IMMEDIATE RELEASE
March 29, 2005

                       CRDENTIA ACQUIRES TRAVMED USA, INC.

DALLAS - March 29, 2005 - Crdentia Corp. (OTCBB: CRDE), a leading U.S. provider of healthcare staffing services, today announced that it has acquired TravMed USA, Inc., a nationwide provider of travel and per diem nursing services. Terms of the transaction were not released.

TravMed, based in Charlotte, North Carolina, has a database of 4,000 nurses and currently has approximately 450 contracts with more than 1,200 healthcare facilities. In addition, TravMed also has a Government Services Agreement (GSA) to staff federal healthcare facilities operated by the Veterans Administration and the Department of Defense. The Company has a broad geographic reach providing its travel and per diem nursing staffing services in 49 states and the District of Columbia. TravMed was founded in 1997 by Robert Litton and Steve Williams. Robert Litton will continue to oversee the day-to-day operations of TravMed and has joined the Crdentia senior management team.

"I am delighted to welcome TravMed to the Crdentia family," said Crdentia's Chairman and Chief Executive Officer James D. Durham. "TravMed is a broad-based, highly respected and well-known name in travel nursing. The combination of TravMed with Crdentia's current travel nurse operation carves out a definitive niche for our company in the travel nurse staffing industry. "

Robert Litton, co-founder of TravMed, commented "I am excited about joining Crdentia and integrating the companies' travel nursing operations. I believe that Crdentia's size and scope along with its unique multidimensional approach to healthcare staffing services will provide opportunities that will allow TravMed to grow faster than it would have on a stand-alone basis."

Crdentia's President Pamela Atherton stated, "TravMed's GSA contract is a significant entry point for Crdentia into federal healthcare facilities and we will look to expand this business as a combined company going forward. In addition, consolidating the TravMed and existing Crdentia travel nurse businesses will result in significant annual cost savings and operating efficiencies that will improve our competitiveness in the marketplace."

                                     -more-

             Financial Relations Board serves as financial relations
                    counsel to this company, is acting on the
                  company's behalf in issuing this bulletin and
                        receiving compensation therefor.

                        The information contained herein
                          is furnished for information
                           purposes only and is not to
                           be construed as an offer to
                             buy or sell securities.

TravMed USA, Inc. represents one of several recent acquisitions announced by Crdentia focusing on healthcare staffing services. Founded in August 2002, Crdentia successfully integrated four acquisitions in 2003 along with two acquisitions in 2004. Crdentia currently ranks among the 10 largest healthcare staffing providers in the U.S. market.

ABOUT CRDENTIA CORP.

Crdentia Corp. is one of the nation's leading providers of healthcare staffing services. Crdentia seeks to capitalize on an opportunity that currently exists in the healthcare industry by targeting the critical nursing shortage issue. There are many small, private companies that are addressing the rapidly expanding needs of the healthcare industry. Unfortunately, due to their relatively small capitalization, they are unable to maximize their potential, obtain outside capital or expand. By consolidating well-run small private companies into a larger public entity, Crdentia intends to facilitate access to capital, the acquisition of technology, and expanded distribution that, in turn, drive internal growth. For more information, visit www.crdentia.com.

FORWARD LOOKING STATEMENTS

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in "Risk Factors" in the Company's Forms 10-KSB, Forms 10-QSB, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to, a limited operating history with no earnings; reliance on the Company's management team, members of which have other business interests; the ability to successfully implement the Company's business plan; the ability to continue as a going concern; the ability to fund the Company's business and acquisition strategy; the growth of the temporary healthcare professional staffing business; difficulty in managing operations of acquired businesses; uncertainty in government regulation of the healthcare industry; and the limited public market for the Company's common stock. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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